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                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made and entered into effective as of the 20th day of April, 1990, by and between Granite Construction Company (the "Company") and William G. Dorey (the Executive").

      The Company recognizes that the Executive's contribution to the betterment of the Company has been substantial, and believes it to be important both to the Company's future prosperity and to its general interests to obtain assurances concerning the continuation of the Executive's employment and to provide the Executive with performance incentives. In order to accomplish the foregoing, the Company and the Executive enter into this Agreement.

      1. At Will Employment. The Company and the Executive understand and agree the Executive is employed "at will" and either the Executive or the Company can terminate their employment relationship at any time, for any reason, with or without cause, upon written notice. The Executive understands and agrees that the Company has the right, in its sole discretion, to make personnel changes for its own purposes, without limitation, and without incurring liability except as otherwise set forth below.

      2. Position and Duties. The Executive will serve in the capacity of Vice President with such duties and responsibilities that exist as of the date hereof, and/or as may later be assigned by the Company (subject to the terms of Section 5(b) of this Agreement). The Executive agrees to devote the Executive's best efforts to the performance of the Executive's duties and to follow all lawful direction given to the Executive by the Company.

      3. Duration of Employment. The Executive's employment under this Agreement will commence on the date hereof and will continue until termination by the Company or the Executive.

      4. Compensation and Benefits.

            (a) During the Executive's employment under this Agreement the Company shall pay the Executive a salary of $8,000

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per month. The Executive's salary may, from time to time, be increased or decreased by the Company as appropriate (subject to the terms of Section 5(b) of this Agreement). The Executive's salary shall be subject to applicable withholding and will be paid in accordance with the Company's normal payroll procedures.

            (b) During the Executive's employment under this Agreement, the Executive shall be eligible to participate in any Company bonus programs made available to employees of similar status in accordance with the terms and conditions of such programs.

            (c) The Executive will be entitled to participate and receive benefits under such of the Company's employee benefit plans and policies as are in effect from time to time and in which the Executive is eligible to participate, subject to the applicable terms and conditions of the particular benefit plan or policy. The Company may change, amend, or modify any or all of its benefit plans and policies from time to time.

      5. Termination.

            (a) The Company may terminate the Executive's employment at any time for any of the following Business Reasons:

                  (i) an act of gross negligence related to the Company's business (defined as actions which are not covered by the Company's Directors and Officers insurance or indemnity arrangements between the Company and the Executive);

                  (ii) repeated failure to report to work during normal hours other than for customarily excused absences for personal illness or other reasonable causes;

                  (iii) conviction of theft or felony;

                  (iv) wrongful disclosure of the Company's trade secrets or other proprietary information;

                  (v) any other dishonest or intentional action which has a detrimental effect upon the Company,

                  (vi) habitual and repeated non-performance by the Executive of the Executive's duties; or

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                  (vii) material breach of this Agreement by the Executive.

            (b) The Executive may terminate the Executive's employment with the Company at any time for any of the following Good Reasons.

                  (i) a ten percent (10%) or greater reduction, that is not tied to the Company's performance, in the present or potential future value of the Executive's compensation and benefits (set forth in Section 4 above);

                  (ii) a substantial reduction in the Executive's job responsibilities, duties or status;

                  (iii) a relocation of the Executive's place of work, without the Executive's prior approval, to a location outside of the Monterey Bay area; or

                  (iv) a material breach of this Agreement by the Company.

            (c) "Date of Termination" shall mean:

                  (i) if the Executive's employment is terminated pursuant to
Section 6(b) below, ninety (90) days after the Executive receives written notice of termination (provided that such notice of termination is not rescinded during such ninety (90) day period); or

                  (ii) if the Executive's employment is terminated by the Company or the Executive pursuant to Section 6(f) below, the date specified in the written notice of termination, which date shall be at least thirty (30) days after the date of such notice.

      6. Benefits Upon Termination.

            (a) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred in the event of:

                  (i) an acquisition, consolidation or merger of the Company with or into any other corporation or corporations unless the shareholders of the Company retain, directly or

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indirectly at least a majority of the beneficial interest in the voting stock of the surviving or acquiring corporation or corporations;

                  (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company to a transferee other than a corporation or partnership controlled by the Company or the shareholders of the Company; or

                  (iii) a transaction or series of related transactions in which stock of the Company representing more than thirty percent (30%) of the outstanding voting power of the Company is sold, exchanged, or transferred to a single person or affiliated persons, leading to a change of a majority of the members of the Board of Directors.

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            (b) Upon termination of the Executive's employment within two and a half (2 1/2) years after a Change in Control (i) by the Company for a reason other than a Business Reason or (ii) by the Executive for a Good Reason, the Company will provide the Executive with the following compensation and benefits within thirty (30) days of the Date of Termination:

                  (i) a lump sum payment, less applicable withholding, equal to three (3) times the Executive's average gross annual compensation, including salary and incentive bonuses, during the prior three (3) years ending before the Date of Termination (or, if the Executive was employed by the Company for less than three (3) years, three (3) times the Executive's average gross annual compensation, including salary and incentive bonuses, during such period as the Executive was employed by the Company):

                  (ii) a lump sum payment, less applicable withholding, equal to the cost to the Company of the Executive's group insurance benefits for the three (3) years prior to the Date of Termination;

                  (iii) a lump sum payment, less applicable withholding, equal to the cash equivalent of the contributions which would have been made on behalf of the Executive for the three (3) years compensation (as determined under Section 6(b)(i) above) to the ESOP, profit sharing plan, or other retirement plan in effect as the Executive's Date of Termination;

                  (iv) benefits under long term incentive plans in existence at the Date of Termination in accordance with the provisions contained in such plans; and

                  (v) reasonable professional outplacement services for the Executive until the earlier of one (1) year following the Date of Termination or the date on which the Executive obtains other employment.

            (c) The amount of payments made pursuant to Sections 6(b)(i), (ii),
(iii) above shall each be reduced, if the Executive is at least age sixty-two
(62) at the Date of Termination, by multiplying the amount of payments which would otherwise be made pursuant to such sections by a fraction, the numerator of which is the time in years, or fraction thereof,

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from the Date of Termination to the date upon which the Executive would reach age sixty-five (65) and the denominator of which is three (3).

            (d) Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment made to the Executive pursuant to
Section 6(b) above (as adjusted by. Section 6(c) above) will be treated as an "excess parachute payment" as described in section 280G of the Internal Revenue Code of 1986, as in effect on the date such payment is made, then the amount payable to the Executive pursuant to Section 6(b) above (as adjusted by Section 6(c) above) shall be reduced by the minimum amount necessary to prevent such payment from constituting an excess parachute payment. A copy of section 280G of the Internal Revenue Code of 1986, as in effect on the date hereof, is attached hereto as Exhibit A. For purposes of the foregoing, the minimum amount necessary to prevent shall be determined by the Company in a fair and equitable manner.

            (e) For purposes of Section 6(d) of this Agreement, all payments in the nature of compensation made to the Executive, whether or not provided for in this Agreement (including, but not limited to, the value of options on Company stock that accelerate upon a Change in Control), shall be considered in determining whether a payment made to the Executive pursuant to this Agreement will be treated as an excess parachute payment.

            (f) Upon termination of the Executive's employment other than pursuant to Section 6(b) above the Executive will be entitled to no benefits other than compensation and benefits, as provided for in Section 4 above, through the Date of Termination.

      7. Successors. The Company will require any successor (whether or direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place. Failure to the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits listed in Section 6(b) above to be paid within thirty (30) days after the date such succession is effective.

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      8. Arbitration. In the event of any dispute or claim relating to or arising out of the employment relationship between the Company and the Executive, the Company and the Executive agree that all such disputes or claims shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. HOWEVER, the Company and the Executive agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

      9. Governing Law. This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of California.

      10. Entire Agreement. This Agreement sets forth the entire Agreement and understanding between the Executive and the Company, and supersedes any other negotiations, agreements, understandings, oral agreements, representations and past or future practices whether written or oral, with the exception of any agreements between the Company and the Executive regarding the Company's proprietary information.

      11. Modification. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by the Executive and the Company.

      12. Severability and Interpretation. In the event that any provision or any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement and the other provisions shall remain fully valid and enforceable In the event that any provision is held to be overly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

      13. Notices. All notices required by this Agreement shall be given in writing either by personal delivery or by first class mail, return receipt requested. Notice given by mail shall be deemed given five (5) days following the date of mailing.

      14. Waiver. A waiver by either party of any of the terms

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or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. The Company and the Executive agree that if either party terminates the Executive's employment, the Executive's sole remedy for such termination shall be the benefits provided in this Agreement.

      15. Attorneys' Fees. In the event either party shall bring any action or legal proceeding for an alleged breach of any provision of this Agreement or to enforce, protect or establish any term or covenant of this Agreement or right of either party under this Agreement, the prevailing party shall be entitled to recover as part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys' fees and court costs as may be fixed by the court.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                                    GRANITE CONSTRUCTION COMPANY

                                                    By /s/ David H. Watts
                                                       -------------------------

                                                    EXECUTIVE

                                                    /s/ William G. Dorey
                                                    ----------------------------
                                                    William G. Dorey

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                                   EXHIBIT A

                        GOLDEN PARACHUTE PAYMENTS - 280G

Sec. 280G (1986 Code) (a) GENERAL RULE - No deduction shall be allowed under this chapter for any excess parachute payment.

(b) EXCESS PARACHUTE PAYMENT - For purposes of this section -

      (1) IN GENERAL. - The term "excess parachute payment" means an amount equal to the excess of any parachute payment over the portion of the base amount allocated to such payment.

      (2)   PARACHUTE PAYMENT DEFINED -

            (A) In general. - The term "parachute payment" means any payment in the nature of compensation to (or for the benefit of) a disqualified individual if -

                (i) such payment is contingent on a change -

                        (I) in the ownership or effective control of the corporation, or

                        (II) in the ownership of a substantial portion of the assets of the corporation, and

                  (ii) the aggregate present value of the payments in the nature of compensation to (or for the benefit of) such individual which are contingent on such change equals or exceeds an amount equal to 3 times the base amount.

      For purposes of clause (ii), payments not treated as parachute payments under paragraph (4)(A), (5) or (6) shall not be taken into account.

            (B) AGREEMENTS - the term "parachute payment" shall also include any payment in the nature of compensation to (or for the benefit of) a disqualified individual if such payment is made pursuant to an agreement which violates any generally enforced securities laws or regulations. In any proceeding involving the issue of whether any payment made to a disqualified individual is a parachute payment on account of a violation of any generally enforced securities laws or regulations, the burden of proof with respect to establishing the occurrence of a violation of such a law or regulation shall be upon the Secretary.

            (C) TREATMENT OF CERTAIN AGREEMENTS ENTERED INTO WITHIN 1 YEAR BEFORE CHANGE OF OWNERSHIP - For purposes of subparagraph (A)(i). any payment pursuant to-

                  (i) an agreement entered into within 1 year before the change described in subparagraph (A)(i) or

                  (ii) an amendment made within such 1-year period of a previous agreement.

      shall be presumed to be contingent on such change unless the contrary is established by clear and convincing evidence.

      (3)   BASE AMOUNT -

            (A) IN GENERAL. - The term "base amount" means the individual's annualized includible compensation for the base period.

            (B) ALLOCATION. - The portion of the base amount allocated to any parachute payment shall be an amount which bears the same ratio to the base amount as -

                  (i)   the present value of such payment, bears to

                  (ii)  the aggregate present value of all such payments.

      (4) TREATMENT OF AMOUNTS WHICH TAXPAYER ESTABLISHES AS REASONABLE COMPENSATION - In the case of any payment described in paragraph (2)(A) -

            (A) The amount treated as a parachute payment shall not include the portion of such payment which the taxpayer established by clear and convincing evience is reasonable compensation for personal services to be rendered on or after the date of the change described in paragraph
      (2)(A)(i), and

            (B) The amount treated as an excess parachute payment shall be reduced by the portion of such payment which the taxpayer established by clear and convincing evidence is reasonable compensation for personal services actually rendered before the date of the change described in paragraph (2)(A)(i).

For purposes of subparagraph (B), reasonable compensation for services actually rendered before the date of the change described in paragraph (2)(A)(i) shall be first offset against the base amount.

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      (5) EXEMPTION FOR SMALL BUSINESS CORPORATIONS, ETC. -

            (A) IN GENERAL. - Notwithstanding paragraph (2), the term "parachute payment" does not include -

                  (i) any payment to a disqualified individual with respect to a corporation which (immediately before the change described in paragraph (2)(A)(i)) was a small business corporation (as defined in section 1361(b) but without regard to paragraph (1)(C) thereof), and

                  (ii) any payment to a disqualified individual with respect to a corporation (other than a corporation described in clause (i)) if -

                        (I) immediately before the change described in paragraph
                  (2)(A)(i) no stock in such corporation was readily tradeable on an established securities market or otherwise, and

                        (II) the shareholder approval requirements of
                  subparagraph (BO are met with respect to such payment.

      The Secretary may, by regulations, prescribe that the requirements of subclause (I) of clause (ii) are not met where a substantial portion of the assets of any entity consists (directly or indirectly) of stock in such corporation and interests in such other entity are readily tradeable on an established securities market, or otherwise Stock described in section 1504(a)(4) shall not be taken into account under clause (ii)(I) if the payment does not adversely affect the shareholder's redemption and liquidation rights.

            (B) SHAREHOLDER APPROVAL REQUIREMENTS - The shareholder approval requirements of this subparagraph are met with respect to any payment if -

                  (i) such payment was approved by a vote of the persons who owned, immediately before the change described in paragraph (2)(A)(i), more than 75 percent of the voting power of all outstanding stock of the corporation, and

                  (ii) there was adequate disclosure to shareholders of all material facts concerning all payments which (but for this paragraph) would be parachute payments with respect to a disqualified individual.

      The regulations prescribed under subsection (e) shall include regulations providing for the application of this subparagraph in the case of shareholders which are not individuals (including the treatment of nonvoting interests in an entity which is a shareholder) and where an entity holds a de minimis amount of stock in the corporation.

      (6) EXEMPTION FOR PAYMENTS UNDER QUALIFIED PLANS. - Notwithstanding paragraph (2), the term "parachute payment" shall not include any payment to or from -

            (A) a plan described in section 401(a) which includes a trust exempt from tax under section 501(a),

            (B) an annuity plan described in section 403(a), or

            (C) a simplified employee pension (as defined in section 408(k)).

(c) DISQUALIFIED INDIVIDUALS. - For purposes of this section, the term "disqualified individual" means any individual who is -

      (1) an employee, independent contractor, or other person specified in regulations by the Secretary who performs personal services for any corporation, and

      (2) is an officer, shareholder, or highly-compensation individual.

For purposes of this section, a personal service corporation (or similar entity) shall be treated as an individual. For purposes of paragraph (2), the term "highly-compensated individual" only includes an individual who is (or would be if the individual were an employee) a member of the group consisting of the highest paid 1 percent of the employees of the corporation or, if less, the highest paid 250 employees of the corporation.

(d) OTHER DEFINITIONS AND SPECIAL RULES. - For purposes of this section -

      (1) ANNUALIZED INCLUDIBLE COMPENSATION FOR BASE PERIOD - The term "annualized includible compensation for the base period" means the average annual compensation which -

            (A) was payable by the corporation with respect to which the change in ownership or control described in paragraph (2)(A) of subsection (b) occurs, and

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            (B) was includible in the gross income of the disqualified individual for taxable years in the base period.

      (2) BASE PERIOD - The term "base period" means the period consisting of the most recent 5 taxable years ending before the date on which the change in ownership or control described in paragraph (2)(A) of subsection (b) occurs (or such portion of such period during which the disqualified individual performed personal services for the corporation).

      (3) PROPERTY TRANSFERS. -Any transfer of property -

            (A)   shall be treated as a payment, and

            (B)   shall be taken into account as its fair market value.

      (4) PRESENT VALUE. - Present value shall be determined by using a discount rate equal to 120 percent of the applicable Federal rate (determined under section 1274(d)), compounded semiannually.

      (5) TREATMENT OF AFFILIATED GROUPS - Except as otherwise provided in regulations, all members of the same affiliated group (as defined in section 1504, determined without regard to section 1504(b)) shall be treated as 1 corporation for purposes of this section. Any person who is an officer of any member of such group shall be treated as an officer of such 1 corporation.

(e) REGULATIONS - The Secretary shall prescribe such regulations as may be necessary or appropriate to carry out the purposes of this section (including regulations for the application of this section in the case of related corporations and in the case of personal service corporations).